Inside Information and Insider Trading		Key Responsibilities
Parent Policy:	N/A	Approval Authority:
Applicable To:	LINKBANCORP, INC	Holding Company Board
Renewal/New Approval Date:	02/27/2025	Document Owner:
Renewal Frequency:	Annual	General Counsel, LINKBANCORP

Exhibit 19

LINKBANCORP, INC.

________________________

Policy on Inside Information and Insider Trading

A. Background/Purpose

Under U.S. federal and state securities laws, it is illegal to purchase or sell securities of LINKBANCORP, Inc. (the “Company”) while in possession of material, non-public information related to, affecting or regarding the Company or its subsidiaries (such information, “Inside Information”), or to disclose Inside Information to others who then trade in the securities of the Company. Insider trading violations are pursued vigorously by the Securities and Exchange Commission (the “SEC”) and other governmental agencies and can result in severe penalties. While the regulatory authorities usually concentrate their efforts on the individuals who trade, or who tip Inside Information to others who trade, U.S. federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

The Company has adopted this Policy on Inside Information and Insider Trading (this “Policy”) both to satisfy the Company’s obligation to prevent insider trading and to help the Company’s personnel and its external advisors avoid violating insider trading laws.

B. Applicability of Policy

1. Covered Persons

This Policy applies to the following people or entities (collectively, “Covered Persons”):

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all officers of the Company and its subsidiaries;

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all members of the Board of Directors of the Company (“directors”);

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all employees of the Company and its subsidiaries;

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immediate family members and any persons that reside in the same household as any of the foregoing persons; and

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any other person whose transactions in the Company’s securities are directed by, or subject to influence or control by the foregoing persons, and any trust, partnership, corporation or other entity over which such persons have investment control.

“Immediate family member” means any spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother or father-in-law, son or daughter-in-law, or brother-in-law or sister-in-law (as well as other adoptive relationships), whether or not sharing the same household as the persons described in the first three bullets above.

The failure of any person subject to this Policy to observe and strictly adhere to the policies and procedures set forth herein at all times will be grounds for disciplinary action, up to and including dismissal. To ensure that Company confidences are protected to the maximum extent possible, no individuals other than specifically authorized personnel may release material information to the public, or respond to inquiries from the media, analysts or others outside the Company.

All consultants and outside advisors assisting the Company on sensitive matters are expected to abide by the Policy, although the Company assumes no responsibility with respect to the actions of persons who are not under its direct control.

2. Covered Transactions

This Policy applies to all transactions in the Company’s securities, including common stock (including any securities that are exercisable for, or convertible or exchangeable into, common stock) and any other securities the Company may issue from time to time whether or not pursuant to any benefit plan adopted by the Company, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities.

The Company’s policy is that it will not generally make option awards to Named Executive Officers (as defined in SEC Regulation S-K) in the four business days before the filing of a periodic report on Forms 10-Q and 10-K as applicable or the filing or furnishing of a Current Report on Form 8-K that discloses material non-public information (including earnings information but excluding a Form 8-K that discloses only the grant of a material new option award) and ending one business day after such triggering event. This restriction does not apply to restricted stock awards or other types of equity awards that do not include an exercise price related to the market price of the Company’s common stock on the date of grant.

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For purposes of this Policy, the Company considers transactions between Covered Persons and the Company with respect to certain grants under its 2019 and 2022 Equity Incentive Plan or other Company equity incentive plan (or, to the extent applicable, granted outside such plan) to be exempt from this Policy. Such transactions include, without limitation, the following:

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the exercise of options or warrants for cash;

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the exercise of options or warrants on a “net exercise” basis pursuant to which an optionee either (i) delivers outstanding shares of common stock to the Company or (ii) authorizes the Company to withhold from issuance shares of common stock issuable upon exercise of the option, in either case, having a fair market value on the date of exercise equal to the aggregate exercise price; or

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the forfeiture to the Company of shares of restricted common stock to cover withholding tax obligations.

Consequently, restrictions contained in this Policy would apply to the sale of the Company’s securities in the open market to pay the exercise price of an option and to the “cashless exercise” effected through a broker or “same day sale” of an option. In addition, any sale of the underlying securities acquired upon the exercise of an option is subject to the Policy.

In addition to the other restrictions set forth in this Policy, the following transactions are strictly prohibited at all times:

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trading in call or put options involving the Company’s securities and other derivative securities;

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engaging in short sales of the Company’s securities;

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holding the Company’s securities in a margin account (except as set forth in the last bullet immediately below);

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all forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts; and

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pledging the Company’s securities to secure margin or other loans, except as otherwise approved by the Board of Directors of the Company and set forth in a notification in the form of Annex A hereto.

This Policy does not apply to automatic periodic purchases through payroll deduction of Company stock in the Employee Stock Purchase Plan (“ESPP”). This Policy Statement does apply, however, to voluntary transactions, in connection with the ESPP, including a Covered Person’s: (a) initial election to enroll in the ESPP for any enrollment period, (b) election to

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increase or decrease the amount of a Covered Person’s automatic periodic contributions by payroll deduction to the ESPP, (c) election to cease payroll deductions altogether and withdraw any accumulated cash, and (d) sales of Company stock that were purchased under the ESPP, none of which should be effected when a Covered Person possesses Inside Information (and, for Restricted Persons (defined below), should not be conducted during any Blackout Period as discussed below). If a Covered Person participates in the ESPP and does not possess material nonpublic information at the time of enrollment, then all subsequent automatic investments by payroll deduction are allowed without restriction under this Policy.

This Policy does not apply to purchases of Company stock resulting from the automatic reinvestment of dividends paid on Company stock held in the Company's Dividend Reinvestment Program (“DRIP”). This Policy does apply, however, to voluntary purchases of Company stock under the DRIP resulting from a Covered Person’s initial election to participate in the plan, to make additional contributions, or to increase his/her level of participation. This Policy also applies to a Covered Person’s voluntary sale of any Company stock held in the plan.

This Policy does not apply to Rule 10b5-1 Plans. Covered Persons may not implement a trading plan under SEC Rule 10b5-1 at any time without prior clearance. Covered Persons may only enter into a trading plan when they are not in possession of material inside information. In addition, the Company and Restricted Persons (as defined below) may not enter into a trading plan during a quarterly blackout period, a temporary blackout period or a pension fund blackout period. Once a trading plan is pre-cleared, trades made pursuant to the plan will not require additional pre-clearance, but only if the plan specifies the dates, prices and amounts of the contemplated trades or establishes a formula for determining dates, prices and amounts. Additionally, transactions under a 10b5-1trading plan (other than for the Company) may only begin after a “cooling-off” period. For directors and executive officers, this cooling-off period is the later of (i) 90 days after the adoption or modification of the 10b5-1trading plan or (ii) two business days following the filing of a Form 10-Q or Form 10-K, as applicable, for the Company’s financial results for the fiscal quarter in which the 10b5-1trading plan was adopted or modified (but in no case can disclosure exceed 120 days following plan adoption or modification). For persons who are not directors or executive officers, this cooling-off period is 30 days after adoption or modification of the10b5-1 trading plan. The actual establishment of a trading plan must be reported to the General Counsel so that the required public disclosure (including a description of the material terms of such trading plan) can be made in the Company’s SEC filings.

If a covered person is unsure whether a particular transaction is prohibited under this Policy, he or she should consult with the General Counsel prior to engaging in, or entering into, an agreement, understanding or arrangement to engage in, such transaction.

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C. General Policy

No Covered Person who is in possession of Inside Information may, either directly or indirectly (including, without limitation, through a family member, friend or entity in which such Covered Person or any family members of such Covered Person is a director, officer or controlling equity holder or beneficiary), (i) purchase, sell or gift the Company’s securities, (ii) engage in any other action to take advantage of Inside Information or (iii) without the consent of the Company, provide Inside Information to any other person outside of the Company, including family and friends.

In addition, Covered Persons may not purchase or sell any securities of any other company, such as a lender, customer, joint venture partner, possible acquisition target or competitor of the Company, when in possession of material non-public information concerning any such other company obtained during his or her employment with, or service to, the Company or any of its subsidiaries.

D. Specific Policies

1. Black-out Periods

All directors and executive officers of the Company and its subsidiaries, as well as certain key employees as designated by the company from time to time, (as may be amended from time to time by the General Counsel), as well as any Immediate Family Members or other persons that reside in the same household as those persons (all of the foregoing being “Restricted Persons”) are subject to additional restrictions on their ability to engage in purchase or sale transactions involving the Company’s securities. The Company will also be treated as a Restricted Person with regards to initiating or conducting a stock repurchase plan unless such stock repurchases are made pursuant to a trading plan in accordance with SEC Rule 10b5-1 as described above. Restricted Persons are more likely to have access to Inside Information regarding the Company because of their positions or affiliations with the Company or its employees and, as a result, their trades (which includes gifts) in the Company’s securities are more likely to be subject to greater scrutiny. Accordingly, Restricted Persons are prohibited from trading in the Company’s securities during the period beginning on the close of market on the 15th day prior to the end of each fiscal quarter and ending one full trading day following public disclosure of the financial results for that quarter or the full year.

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Quarter	Blackout Period Begins	Blackout Period Ends
1	March 16	One full trading day after Q1 earnings are publicly released
2	June 15	One full trading day after Q2 earnings are publicly released
3	September 15	One full trading day after Q3 earnings are publicly released
4	December 16	One full trading day after annual earnings are publicly released

In addition, from time to time, the Company may impose special black-out periods on Restricted Persons and other employees of the Company if, in the judgment of the General Counsel, it is likely that such person or persons have become aware of significant corporate developments that have not yet been disclosed to the public, even when trading otherwise may be permitted. If certain Restricted Persons or other employees of the Company become subject to a special black-out period, such persons are prohibited from (i) trading in the Company’s securities and (ii) without the consent of the Company, disclosing to others the fact they are subject to such special black-out period. These special black-out periods may vary in length and may or may not be broadly communicated to Covered Persons. This restriction does not apply to transactions made under an approved Rule 10b5-1 plan. Unless otherwise specified, the Company will re-open trading after one full day of trading following the date of public disclosure of such significant corporate developments.

2. “Tipping” of Information

Covered Persons may not disclose, convey or “tip” Inside Information to any person by providing them with Inside Information other than to disclose on a “need to know” basis to officers and employees of the Company or outside advisors in the course of performing their duties for the Company. When sharing Inside Information with other officers and employees of the Company or outside advisors, or other persons involved in the business and affairs of the Company, such information should be confined to as small a group as possible. Unlawful tipping includes passing on Inside Information to friends, family members or acquaintances under circumstances that suggest that persons subject to this Policy were trying to help the recipients of such information to make a profit or avoid a loss by trading in the Company’s securities based on such information.

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3. Pre-clearance

A Restricted Person must obtain prior clearance from the General Counsel, or the General Counsel’s designee, by submitting (including via email) the information contained in the Request for Clearance to Trade as set forth on Annex B attached hereto, before such Restricted Person makes any purchases or sales of the Company’s securities, regardless of whether a black-out period is then in effect. In the case of the General Counsel, such requests will be submitted to the Company President in accordance with the procedures in this Section 3. In evaluating each proposed transaction, the General Counsel or such person’s designee will consult as necessary with senior management and outside counsel before clearing any proposed trade. Clearance of a transaction is valid for no more than the 5-business day period immediately following receipt by the Restricted Person of such clearance. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance. Restricted Persons do not need to receive pre-clearance for trades pursuant to an approved Rule 10b5-1 plan, but must receive prior approval before implementing such a plan by the General Counsel, or such person’s designee.

E. Compliance

All Covered Persons must promptly report, in accordance with the procedures set forth in the Company’s Code of Ethics, any trading in the Company’s securities by any Covered Person, or any disclosure of Inside Information or material non-public information concerning other companies by such Covered Person, that such person has reason to believe may violate this Policy or U.S. federal or state securities laws.

Persons in possession of Inside Information when their employment or service terminates may not trade in the Company’s securities until that information has become public or is no longer material.

F. Additional Information

1. What is Inside Information?

“Inside Information” is material information about the Company that is not available to the public. Information generally becomes available to the public when it has been disclosed by the Company or third parties in a press release or other authorized public statement, including any filing with the SEC. In general, information is considered to have been made available to the public after the completion of one full trading day after the formal release of the information. In other words, there is a presumption that the public needs approximately one complete trading day to receive and absorb such information.

2. What is Material Information?

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Generally, information about the Company is “material” if it could reasonably be expected to affect someone’s decision to buy, hold or sell the Company’s securities. Information is considered to be material if its disclosure to the public would be reasonably likely to affect (i) an investor’s decision to buy or sell the securities of the company to which the information relates, or (ii) the market price of that company’s securities. While it is not possible to identify in advance all information that will be deemed to be material, some examples of such information would include the following:

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significant changes in financial results and/or financial condition and financial projections;

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news of major new business relationships or possible loss of business;

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dividends or share splits;

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share repurchase programs;

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significant financing transactions;

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changes in management or control;

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plans or agreements related to significant mergers, acquisitions, reorganizations or joint ventures;

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significant litigation or regulatory developments;

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significant increases or decreases in the amount of outstanding securities or indebtedness;

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write-ups or write-downs of assets or changes in accounting methods;

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actual or projected changes in industry circumstances or competitive conditions that could significantly affect the Company’s revenues, earnings, financial position or prospects; and

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transactions with directors, officers or principal security holders.

It can sometimes be difficult to know whether information would be considered “material.” The determination of whether information is material is almost always clearer after the fact, when the effect of that information on the market can be quantified. Although a Covered Person may have information about the Company that he or she does not consider to be material, U.S. federal regulators and others may conclude (with the benefit of hindsight) that such information was material. Therefore, trading in the Company’s securities when a Covered Person possesses

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non-public information about the Company can be risky. When doubt exists, the information should be presumed to be material. If you are unsure whether you are in possession of material, non-public information, you should consult with the General Counsel prior to engaging in, or entering into an agreement, understanding or arrangement to engage in, a purchase or sale transaction of any of the Company’s securities.

3. What is the Penalty for Insider Trading?

The purchase or sale of securities while aware of material non-public information, or the disclosure of material non-public information to others who then trade in the Company’s securities, is prohibited by federal and state securities laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” within the organization if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. A violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

G. Certification

Each Restricted Person must sign, date and return the Certification set forth on Annex C attached hereto (or such other certification as the General Counsel may deem appropriate) stating that he or she has received, read, understands and agrees to comply with the Company’s Policy on Inside Information and Insider Trading. The Company may require each Restricted Person to sign such a Certification on an annual basis, which Certification may be in electronic format. Please note that all Covered Persons are bound by the Policy whether or not such Covered Person sign the Certification.

If you have any questions about this Policy, you should consult with the General Counsel.

Approved: September 13, 2021

DOCUMENT REVISION HISTORY

Date	Editor	Material Change?	Comments
04/27/2023	Melanie Vanderau	No	Added clarity to policy application to ESPP and DRIP
2/22/2024	Melanie Vanderau	No	Added procedure regarding pre-clearance of General Counsel purchases or sales of stock

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02/03/2025	Melanie Vanderau	No

Changed Structure of Policy to remove in-policy designated restricted persons;

Added provision re: application of policy to 10b5-1 Plans;

Clarified provisions re: application of Policy to the grant of certain equity awards.

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ANNEX A

EXCEPTION TO RESTRICTION ON PLEDGES OF COMPANY SECURITIES

The Board of Directors has approved the following limited exception to the prohibition on pledging the Company’s securities to secure margin or other loans as set forth in the Company’s Policy on Inside Information and Insider Trading:

[___________________] shall be permitted to pledge up to [•]% of [his][her] holdings of equity securities in the Company; provided, that (i) such equity interests are pledged as collateral in connection with a bona fide recourse loan obtained by [him][her], and (ii) the proceeds of such loan are not used for any hedging transaction involving the Company’s equity securities.

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ANNEX B

REQUEST FOR CLEARANCE TO TRADE

To: LINKBANCORP, Inc. Attention: General Counsel

3045 Market Street Phone Number: 717-516-0475

Camp Hill, Pennsylvania 17011 E-mail: mvanderau@linkbank.com

Name: Title:

I hereby request clearance for myself (or a member of my immediate family or household) to execute the following transaction relating to the securities of LINKBANCORP, Inc.

Type of Transaction:

I wish to purchase common stock. Number of shares of common stock to be purchased: __________________

I wish to sell common stock. Number of shares of common stock to be sold: __________________

Other:

If the request is for a member of my immediate family or household:

Name of Person: Relationship:

I hereby represent that I am not aware of any material, non-public information concerning LINKBANCORP, Inc. at the time of submitting this request and I agree that should I become aware of any material, non-public information concerning LINKBANCORP, Inc. prior to consummating the approved transaction, I will not consummate such transaction.

I understand that once approved, the authorization is valid on the date of approval and during the remaining term of the trading window in which it is approved. I further understand that the approval will lapse if, in the judgment of the General Counsel, I am likely to be aware of material, non-public information or at the expiration of the trading window in which approval is granted, whichever is the first to occur.

Date Signature

Approved by:

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General Counsel Date

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ANNEX C

CERTIFICATION

I hereby certify that I:

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have read and understand the Policy on Inside Information and Insider Trading (the “Policy”) and related procedures, a copy of which was distributed with this Certificate;

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have complied with the foregoing policy and procedures; and

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will continue to comply with the policy and procedures set forth in the Policy.

Signature:

Name:

(Please print)

Title:

Date:

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